Exhibit 99.2

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

8:00AM PDT

Corporate Participants:

David Olson, SVP, Investor Relations

Jay Gellert, President & CEO

Buddy Piszel, EVP & CFO

OPERATOR: Good day, everyone, and welcome to this Health Net, Incorporated third quarter earnings conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to the senior vice president of investor relations, Mr. David Olson. Please go ahead, sir.

DAVID OLSON: Thank you, and good morning, everyone. During this call, we will be making forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and Section 27A of the Securities Act of 1933 that involve risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements, including any earnings guidance we provide and any statements about our plans, beliefs, strategies, intentions, expectations, objectives, goals, or prospects. Risk factors that may impact those statements and could cause actual future results to differ materially from currently expected results are described in our 2003 Form 10-K and our other filings with the SEC from time to time, as well as the cautionary statements in our press release issued in advance of this call. Now, let me turn the call over to our president and CEO, Jay Gellert. Jay.

JAY GELLERT: Thank you, David and good morning. I want to start today with a few brief comments about the quarter and then turn the call over to our new CFO, Buddy Piszel. All of us will have a lot more to say a week from today at our annual investor conference in New York. We’re looking forward to telling you about how we’re back on course, about our confidence in the underlying strength of our franchises, and we’ll show you how we expect to better realize their values next year and in ‘06 and ‘07. You’ll hear that we believe we can generate substantially better financial performance going forward.

We’re encouraged that the third quarter is one of the early chapters in this story. It was a pretty strong quarter, stronger than the second quarter as the second was stronger than the first. These results show a solid and rapid recovery that is consistent with the plan we laid out earlier this year. We are taking down the numbers for Q4. The range we’ve established for Q4 at this time is around consensus. So we expect to see further improvement in that quarter. Things are getting better. We look forward to a solid ‘05. We do admit to having been a little optimistic for ‘04, but we do feel good about the speed of our recovery.

As many of you know, prior period reserve development has been an issue for us this year, and it modestly impacted our results in Q3. In fact, without prior periods, we would have been just ahead of consensus for Q3. Just to remind you — in Q1, the adverse development was $64 million. It dropped to $13 million in Q2, and is down around $6 million in Q3. So the trends are heading in the right direction. We’re going to do whatever it takes to not have any adverse prior period development impact in ‘05.

The first and most obvious solution to the cost and reserve issues we faced earlier this year was to raise premiums. We’ve done it and done it successfully. Commercial premiums rose sequentially by more than $5 PMPM. That’s what we said we needed to do at this time on the second quarter call. Raising premiums has led to margin improvement. In fact, the commercial growth margin from first quarter to third quarter has jumped almost $9, so pricing is working. The biggest concern you have as you embark on such pricing actions is that you’ll push away both good and bad business. Based on the results, we’ve definitely pushed off bad business, especially in the Northeast. In California, we’re sticking to our prices. We’ve seen some of our business go over to competitors at premiums lower than we were willing to accept. We don’t see this as a lasting issue.

The impact of premium increases is some necessary enrollment attrition. This was fully expected and is tracking quite closely to our outlook. We are likely to see some further contraction as we move through the first half of next year as we complete the repricing process. But, other than New Jersey, we think ‘05 enrollment is going to be flat compared to year-end ‘04. We’ll talk more about the enrollment outlook next Thursday.

The second step we took to address our issues was to implement a number of health care cost reduction initiatives. We think we’re just starting to see the beneficial effects of this effort in the form of lower hospital utilization in the Northeast and a slow down in hospital unit cost growth in California.

With Buddy’s arrival we decided to take the opportunity for a long look at the company. What we found is that our markets are solid but some of our basic operations need better focus and coordination. I’m not talking about systems per se; I’m talking about profit enhancements. The operational changes and claims that led to the reserve issues earlier this year are a perfect example. We should have more closely tied these changes to the reserving model. We did, but not soon enough. So simply put, we’re going to make some operational changes to create more uniform processes and more predictable results in pricing, underwriting, reserving, medical management, product development and other areas, so that we can better extract the underlying value our franchises. We’ll talk about this next week.

It’s important for all of us to remember that there are some very good pieces to the Health Net story. The health care cost issue is largely about hospitals and we’re addressing it. Hospital cost growth has slowed in each successive quarter this year. Physician costs are remarkably stable and we’ve done an outstanding job on pharmacy costs. You’ll hear a lot more on the pharmacy front next week at the investor day. Our TRICARE operation continues to do wonderful work serving the families of our men and women in uniform. The transition between the old contracts and new North contract has gone very well. We’re now solidly in place in the 20 new states and we see potential opportunity there over the next several years above and beyond what we’re presently doing for the Department of Defense. In the near term, we expect to see some growth from the inclusion of selected reservists under the new authorization bill.

Our Oregon plan continues to grow profitably. Its success provides a lot of lessons in how we’ll be successful in other markets. And our behavioral health subsidiary, MHN, continues to pick up clients and show pretax improvement. Let us not forget, however, that the California franchise is growing and is showing solid commercial margin improvement. It has a strong market position and the third quarter just showed some of the potential. Added to that, sharp improvement in the pretax performance in the Northeast, which gives us confidence going into next year.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

Let me conclude by saying it’s been a very challenging period over these past few months. I think the evidence is present here in the third quarter that we are successfully focusing on our issues and our turnaround is well under way. We have work to do, but the quarter gives us real confidence.

The arrival of Buddy Piszel is a significant part of our story. He’s been a real shot in the arm for the organization. He comes to us from Prudential, and we’re pleased he decided to leave New Jersey for California. You’ll all have a chance to meet Buddy next week. But for now, let me turn the call over to him. Buddy.

BUDDY PISZEL: Thanks, Jay, and good morning everyone. Let me start by telling you how happy I am to be here and how very excited I am by the opportunity I see in Health Net’s future. I believe that there’s a substantial unrealized franchise value here and our entire management team’s goal for 2005 and beyond is to unlock that value.

When I first got here, I began the process of looking at and reviewing all aspects of the company’s operations. The overriding goal of these reviews is to position us for a clean 2005 that will demonstrate a strong platform for growth for 2006 and beyond.

Let me share with you some initial observations. I’ve been very impressed by the depth of the management talent at Health Net. There’s a lot of bench strength around this organization. I quickly appreciated how solid the California franchise is. It’s stabilizing financially, and it’s clearly our very strongest platform for long-term growth. We’ve got growing businesses in Oregon and in MHN, our behavioral health subsidiary. We did an outstanding job at managing our pharmacy costs. TRICARE is absolutely on top of the transition to the new contract and there are some intriguing growth aspects and opportunities there. We’re also very encouraged that the Northeast returned to profitability in the third quarter. Lastly, the control environment is excellent and we’re on target with our Sarbanes Oxley efforts.

Now, let’s take a look at the quarter. The quarter produced reported earnings per diluted share of $.64. Excluding the severance related line item on the P&L, we had earnings of $.67. That’s within our guidance range despite absorbing the prior period restates. We had two bottom line offsetting items in the quarter. G&A was lower by $5.9 million from the final settlements related to our sold Florida operations. Offsetting that was $5.2 million of severance related expenses associated with Health Net One and the TRICARE transition, costs which we’ve been expensing as we go with those efforts. Additionally, as Jay said, we experienced $6.2 million of negative prior period reserve developments in the quarter, primarily related to 2004 costs. These restates are lower than the prior periods booked in either Q1 or Q2 of this year. The bad news is we weren’t expecting them. And one of my jobs is to figure out how to put these negative prior period reserve restates behind us, so that we don’t have these issues in 2005 and beyond.

Let me move to revenues. Total revenues increased by 4.2 percent compared to the third quarter of 2003. Health plan premiums increased by 4 percent over the same timeframe. Commercial premium yields were up by 8.7 percent in Q3 of 2004 compared to the same quarter of last year. That’s up from the 7.7 percent year-over-year growth we reported to you in 2Q. Even more encouraging, we’re recording strong sequential increases in our premium yields. In the Northeast, commercial premium revenue on a PMPM basis improved by over $6, while in California, our commercial revenue PMPM improved by over $4.90. Our entire commercial book improved by nearly $5.25 PMPM compared to the second quarter. And this is what we told you that we would do.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

In California, in the third quarter, we renewed about 350,000 members at yields between 13 and 14 percent. That helped drive a $6 and 50 percent commercial PMPM gross margin improvement in California compared to the first quarter’s results. In the Northeast, Q3 commercial PMPM gross margins increased by almost $14 since Q1, helping the Northeast achieve profitability in the quarter as compared to pretax losses in the first half — more evidence that our pricing is getting to where it needs to be. The Northeast July 1 renewals were booked at a 13.9 percent increase.

On health care cost trends, we continue to see encouraging developments. Hospital costs, which were trending in the high teens in Q1, are now trending in the low teens. Physician costs that remained in mid single digits all year, pharmacy ticked up a little bit in the quarter but year-over-year trends are still in the mid to upper single digits. This leads to a total commercial cost trend of around 9 percent. Now, reported health care costs ran higher than that as expected due to all the restate issues. With our pricing moving up so dramatically, we can now see that in the next quarter or two, commercial pricing will cross over and be above commercial trends and that sets the stage for a strong 2005.

We’ve really been focused on margin recovery, so let’s take a look at sequential development between Q2 and Q3. Sequentially, commercial health care costs on a PMPM basis were up only 0.5 percent, a sign that we’re purging bad business and that our cost control initiatives are having an effect. But commercial premiums were up 2.5 percent, just further confirmation that our trends are moving in the right direction.

For TRICARE, we had a strong revenue quarter due to the overlap of the old and the new contract, and continued high military activity. Revenue for the quarter was nearly $526 million, up by $21.5 million sequentially and by $43.5 million year-over-year. We will show a drop in TRICARE revenue in the fourth quarter from the effects of the carve-outs in the new contracts, pharmacy and TRICARE for Life, and the end of the overlap. We expect to show Q4 TRICARE revenues in the $430 to $450 million range. This does include one month of Region 6 revenue of approximately $85 million that will drop off. Therefore, Q1 of 2005 revenue will be lower still. Now, while revenue will be down, our margins under the new contract will, we believe, be stronger, keeping us whole or better.

Turning to the balance sheet, let me focus on two areas. First, Moody’s and S&P downgraded our senior unsecured credit rating. The tangible impact of these downgrades is our interest expense will increase by $1.5 million per quarter, reflecting higher interest payments on our senior notes. We understand the road back and we’re committed long-term to returning to investment grade status. Reserves for claims decreased by $53 million compared to the second quarter. Reserves for claims were $900 million in Q3 and $1.43 billion at Q2. The primary reason for the decrease are lower in-house claims, inventory levels driven by a conscious decision to continue to pay claims faster. Additionally, the reserve declines are in line with declining enrollment.

Turning to cash flow, cash flow for the quarter was at $84.5 million which exceeded net income plus depreciation and amortization and that’s the zone we should be in. Despite the strong cash flow in Q3, it’s clear we can’t overcome the hole created by the first half of the year. To get back to our earlier cash flow guidance, we’d need more than $200 million in operating cash flow in the fourth quarter. Cash flow will be positive in the fourth quarter but not at those levels. With the TRICARE issue and the claim paydowns behind us, we look for cash flow for operations to be in line with net income plus depreciation and amortization for the full year 2005.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

In the third quarter, we repurchased nearly 2.2 million shares. As previously announced on September 13th, we suspended our share repurchase program for the remainder of the year. We will assess restarting the program after the first of the year.

On Health Net One, we’re making substantial progress. In the third quarter, we completed conversion to a single sale position, a single broker commissions module, new IVR speech recognition system, and a single appeals and grievance system, just to name some of the work continuing on the project. Our operations are continuing to show overall improvement. EDI rates are up, auto adjudication rates are up, signs that we’re making real progress on the operations front. The final Health Net One claims conversion is now scheduled to occur in mid-2005. We want to mitigate any impact on our July 1 renewals, our second largest renewal month of the year, as well as assuring that we’re completely aligned with all the other activities occurring around the company.

In summary, we’ve achieved what we set out to do in the third quarter. Commercial pricing increased by over $5 PMPM. Health care cost trends improved and combined with pricing disciplines have resulted in gross margin expansion. G&A remained under control in Q3 and we remain committed to keeping it that way.

I’m very glad to be on board, and, again, see a lot of opportunity here at Health Net. But we do have work to do. We need to resolve some of the outstanding internal operational issues. We need to finish Health Net One, and we need to ensure that 2005 is a clean and very strong year for our company. I look forward to investor day next week and to meeting many of you. And with that, let’s open it up for questions.

OPERATOR: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one on your touch-tone telephone to ask a question. If you do find that your question has been answered, you may remove yourself from the queue by pressing the pound key.

And we will take our first question from Charles Boorady with Smith Barney.

CHARLES BOORADY: Thanks. Good morning. Two questions. First on the fourth quarter ‘04 expected charges and how we should think about this. Is it going to be specific to the identifiable claims from this year and previous years related to the specific provider disputes? Would there be some additional increasing in reserves or reserve adjustment intake? And if so, can you tell us what percent of RBC you’re at right now and target where you would want it to be and so we can get some magnitude on what to expect?

JAY GELLERT: We’re looking at everything at this point. We’ll have to get back to you on the specific RBC numbers. We are looking at it in the context of our discussions with the rating agencies. But we’ll have more details on that over the next couple of months.

CHARLES BOORADY: Okay. So you’ll give us some color before we get to the actual, you know, January date. In other words, in terms of giving us more parameters around what to expect in the fourth quarter charge?

JAY GELLERT: We’ll give you more clarity before we announce Q4.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

CHARLES BOORADY: Okay. And the next question was just for 2005. Recognizing it’s too early for specific EPS guidance, but just directionally, will it be up from ‘04 based on what you know today, if we normalize ‘04 to bring up the first quarter from $.12 to a more normal run rate and if we exclude the negative reserve developments in this quarter and the last quarter?

BUDDY PISZEL: We’re expecting improved EPS in 2005. We’ll be sharing that with you in January. We’ll probably tie together the guidance on 2005 with the follow-up on the — any charges we may take in the fourth quarter.

CHARLES BOORADY: Any way to put any even wide parameters on that at this point, or just it’s going to be up from the normalized full year ‘04 number, just to be clear?

BUDDY PISZEL: Charles, at this point, I don’t think we’re prepared — as we said, I just got here. Eight weeks into the mission. The fourth quarter I’m going to be spending a lot of time going through all the matters that need to be reviewed, and making sure our business plans and financial plans for ‘05 are in really strong shape. So I prefer to wait until the January period to give you that feedback.

CHARLES BOORADY: Okay. Great. Thanks.

OPERATOR: And our next question will come from Joseph France with Banc of America.

JOSEPH FRANCE: I had two questions. One was how much you spent on share repurchase in the latest period.

BUDDY PISZEL: I think it was $77 million, and we suspended the program on September 10th.

JOSEPH FRANCE: Great. The next question is more of a general one. Everyone else in the industry, or I should say most people, seem to be decelerating rate increases, yet yours are accelerating for reasons that you’ve talked about. How are you doing this? I guess another way of asking it would be: Where are your rates in absolute terms sort of adjusted for product relative to the competition?

JAY GELLERT: Our rates in the Northeast are consistent with the market in Connecticut, and where we’re targeted in New Jersey — in New York, they’re consistent with the market. In some cases, they’re above the market in New Jersey. In California, we’re in some cases pricing towards the higher end of the market. But based on our ‘05 plan, we think we’ll be in the market in California, New York and Connecticut, but we’ll still have some cleanup in New Jersey.

JOSEPH FRANCE: And your comments relative to the market are after your rate increases?

JAY GELLERT: Yes.

JOSEPH FRANCE: Great. Thanks, Jay.

OPERATOR: And moving on, we will go to Christine Arnold with Morgan Stanley.

CHRISTINE ARNOLD: Good morning. Couple questions. First, did you have any bid price or equitable adjustments in the quarter?

JAY GELLERT: I believe not. We’ll check that. If there were any, they had a diminimus effect, but we’ll get back to you.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

CHRISTINE ARNOLD: $85 million in overlap revenue and then assign say a 4 percent margin and that’s kind of the one-time benefit from the TRICARE overlap?

JAY GELLERT: Let us get that exact number to you.

CHRISTINE ARNOLD: Okay. Next question, I know you don’t want to get into the specifics of the charge. But this kind of feels like it’s medical expenses. Does any of it relate to 2004, or is it from before ‘04?

BUDDY PISZEL: The bulk of it will be related to prior to 2004. A lot of the issues that we have with providers, we’ve changed our practices in 2004, so those issues are not here. And the items go back to ‘01, ‘02 and ‘03, predominantly.

CHRISTINE ARNOLD: Okay. So in terms of finding the run rate of earnings, the charge isn’t going to impact that calculation?

BUDDY PISZEL: Minimally is what I would say.

CHRISTINE ARNOLD: That’s good news. And final question relates to your hospital recontracting. In light of the fact you got 30 to 35 percent being recontracted for ‘05 of your hospital costs, how far into that are you, in general, seeing improved or deteriorating pricing with hospitals?

JAY GELLERT: We’re seeing more favorable pricing. And in addition we’re seeing a continued movement away from charge-based pricing to more fixed arrangements.

CHRISTINE ARNOLD: Okay. So decelerating?

JAY GELLERT: Yes. I said yes, Christine.

CHRISTINE ARNOLD: How much? I’m sorry.

JAY GELLERT: I’m sorry. I don’t think we have the exact number now. But I think we will be able to give a little more color at our investor day on that subject.

CHRISTINE ARNOLD: All right. Thanks so much.

OPERATOR: And moving on — from Lehman Brothers, we will hear from Josh Raskin.

JOSH RASKIN: Hi, thanks. I just want to follow up on the review of the unresolved provider claims. If you could just give us a little bit more information, I guess, one in terms of geography. Two, any way to size that. And then three, how we should think about that in, you know, your pricing expectations for 2005 and if that’s been impacted.

BUDDY PISZEL: From a geography standpoint, the bulk of the issues relate to California with a small percentage of them related to the Northeast.

JAY GELLERT: And since we already dealt with them as we looked to ‘05 through these contract modification and other related issues, they won’t affect ‘05 cost or pricing trends.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

JOSH RASKIN: And any way to size the magnitude of, you know, the disputed claims or any initial expectations there?

JAY GELLERT: I think we’ve asked Buddy to go through that, and we’re early in that review process. And I think that we’ll be having more detail a little later.

BUDDY PISZEL: We will be providing a little color in the 10-Q for the Tenet matter. And you can get a sense as to some of the issues based on the disclosures we’ll be making in the 10-Q.

JOSH RASKIN: Okay. But I assume that’s just a portion of what this overall review is.

BUDDY PISZEL: That’s a portion of it. That’s correct.

JOSH RASKIN: Okay. And then real quick just the TRICARE run rate, the revenues, if we drop out the $85 million off of that $440 million expected in the fourth quarter, annualize that for 2005 with a little bit of growth, is that a good way to think about it?

BUDDY PISZEL: The only exception I’d make is that we are expecting margin improvement in 2005. So you can’t just extrapolate those revenues dropping off into a 2005 run rate, because we are expecting margin improvement under the new contract.

JAY GELLERT: In addition, we’ll see the effect of the addition of the reservists under the new defense authorization bill. That effect hasn’t been put into our guidance yet.

JOSH RASKIN: Okay.

BUDDY PISZEL: And while we’re on TRICARE, Christine you had asked a question about whether we had had bid price adjustments or equitable adjustments in the third quarter and there were none.

OPERATOR: And our next question comes from Doug Simpson with Merrill Lynch.

DOUG SIMPSON: Hi. Good morning, everybody. One clarification. When you talk about $.67, you’re excluding the severance but you’re including the 5.9 recapture. Is that right?

JAY GELLERT: The 5.2 severance is included in the $.67. The only severance not included in the $.67 was the severance that we announced in Q2 for the reductions in force we made primarily in the Northeast.

DOUG SIMPSON: Okay. Could you just remind me of your business, how much is actually regulated by Garamendi’s office as opposed to the Department of Managed Care?

JAY GELLERT: The portion that’s regulated by the insurance commissioner is probably in the range of about 10 percent of our business.

DOUG SIMPSON: Similar to WellPoint’s. As you guys look out the next couple of years, some of the little smaller companies are getting the urge to merge and getting together. We’ve seen a lot of acquisition activity. How do you guys see — where do you see Health Net in a couple of years? How do you plan on addressing that dynamic in the industry competitively?

JAY GELLERT: Well, we feel like we’re in a strong position as a standalone. We have, I think, a lot of upside opportunity which we’ll describe. And so at this point, until we get some more clarity about the regulatory situation in California, we’re focused on our own internal operations and focused on improving our numbers.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

DOUG SIMPSON: I mean, it seems like scale, obviously you’d be in a better position with provider discounts and with G&A. I’m just wondering given the scale disadvantage, what is — what do you think Health Net brings to the table that other people can’t right now? What do you see as your advantage?

JAY GELLERT: Well, first of all, I’m not as clear that there are all the scale advantages with provider relationships. I think that increasingly we’re seeing it more regarding the ability to do synergistic things. We’re not convinced that size, per se, particularly over the long hall will be that significant in the provider discount arena. I think what we bring is the following: First of all, we have a very strong TRICARE franchise that has some significant growth opportunities in the future. Secondly, we believe that California is a great market, that there are some significant barriers to entry in California, and that we’ll be able to show some really good growth in California in the foreseeable future, partially because of the relationships we have with providers, partially because of our product mix and partially because of our existing base. We think the Northeast is a good opportunity. We’re strong in Connecticut. We’re the second largest player by revenue in Connecticut. We believe we’re in a competitive position there. We think building up our Guardian relationship and some of our other efforts we have some strong opportunities in New York and New Jersey. So I think the best thing we bring to the table is the fact we’re in these large markets and we have strong share, so we have growth potential. And the key for us is to build an execution machine, which has been our focus.

DOUG SIMPSON: Okay. Then last thing, you may have already said this, and I apologize if you did. The inflection point — thinking about lapse members and the paid claims lag, when do you see that inflection point?

JAY GELLERT: We expect that by the end of the second half — I mean, by the end of the first half, by the end of the second quarter of ‘05, we’ll be back growing on the commercial front.

DOUG SIMPSON: Okay. Great. Thanks.

OPERATOR: Our next question comes from Eric Veiel with Wachovia Securities.

ERIC VEIEL: Real quick. Can you guys help me reconcile. On the last call, I think you said that for the first business you had on your books for ‘05, yields would be up 11 to 13 percent after about 300 basis points of buydown. Can you just help me reconcile that with your comment in this press release that yields will increase between 10 and 11 percent for business you’re doing in the first quarter?

JAY GELLERT: Oh, what we talked about in the first call was the growth we were seeing in the large group account. We’ve had some more buydown experience in the business we’ve booked over the course of the last quarter, particularly in the Northeast.

ERIC VEIEL: Okay. And so can you give us sort of a sense of what the buydown number, then, is looking like for 2005?

JAY GELLERT: It’s about 3 percent.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

ERIC VEIEL: Okay, which is what you had said you were expecting then. So I’ll take the about to mean that it’s something higher than 3 percent?

JAY GELLERT: I think we said, as I recollect, but I’ve got to go back, I think we said 2-250 then and I think we’re probably about 100 bps higher now.

ERICK VEIEL: Okay.

JAY GELLERT: I think I said that, but I’ll go back and check, too, and we can check.

ERIC VEIEL: Okay, great. Second question, just to try and think about the prior period development. This quarter’s prior period development was related to earlier parts of 2004. Did I understand that correctly? And if so, can you help us think about what was it related to — the hospital trend again or where it was coming from?

BUDDY PISZEL: It was related to the hospital trend, and it was sprinkled around the units. And again, our focus has to be to look at our actuarial processes, get more stability in the claims process so we’ll have more predictability and we’re less subjective going forward and we’re going to be really focused on that in the fourth quarter.

ERIC VEIEL: And it was related to 2004.

BUDDY PISZEL: Yes.

ERIC VEIEL: Okay. Thank you.

BUDDY PISZEL: Again, it was $6 million.

ERIC VEIEL: Right.

OPERATOR: And now we’ll hear from Ed Kroll with SG Cowen.

ED KROLL: Good morning. Just some color, if you could, on this comprehensive review, the unresolved provider and claims issues. Would you characterize that as a systems issue? Or is that — or are there flaws, perhaps, in the contract terms that need to be corrected?

JAY GELLERT: Yeah. It’s not a system problem, per se. I think it’s some issues where there’s some ambiguity in the contracts. We’re in a position where we’re resolving those issues on a going forward basis by moving away from claims-based contracts to a significant degree. But there are some past issues which remain to be resolved. And they’re primarily pre- ‘04, many back to ‘02. And our goal is to transition to fixed price contracts, which both help our predictability and are tremendously advantageous as we sell products with more consumer share. So that’s the primary issue we’re looking at.

ED KROLL: Okay. And when you file the Q, you say you’ll have some information in there as well.

JAY GELLERT: There’ll be a little more detail in the Q that you’ll be able to review.

ED KROLL: Okay. And then on membership, I’m not sure if I heard this correctly. Will you be down on 1-1-05 from 12-31-04?

JAY GELLERT: Yes.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

ED KROLL: But then you think you come back during the course of the year and wind up essentially flat?

JAY GELLERT: The expectation is for all of our operations, other than New Jersey, we’ll end up flat for year-end ‘05 over year-end ‘04. We expect to see still some attrition in New Jersey during the course of the year, but we haven’t estimated it fully yet.

ED KROLL: Okay. All righty. And —

JAY GELLERT: The reason for that, again, is that our pricing actions began in Q2 ‘04. So to get the full year of pricing actions, it includes Q1 ‘05.

ED KROLL: Got it. Can you quantify how much you’ll be down on 1-1-05?

JAY GELLERT: I don’t think we’re in a position to do that yet. But I think that we’re still looking at it, but it’d probably be in the 2-4 percent range.

ED KROLL: Okay. All right. And then on the admin, just to clarify, in terms of dollars, is that a good run rate, you know, if we add back those recoveries from the Florida health plan sale? It’s $223.6 million. Is that a good run rate number?

JAY GELLERT: You’re looking at —

ED KROLL: It’s page five of the press release under administrative expenses.

JAY GELLERT: One second. The general and administrative number for the third quarter is 207,187. That’s page 12, Ed. I’ll let you get there. Because we put depreciation in.

ED KROLL: Right.

JAY GELLERT: So the number 207, we, in fact, have — if you add back the Florida, we still have conservatively estimated that our fourth quarter could be as much as $7 to $8 million higher than that. And when we estimated our range, so we’ve been conservative in those estimates.

ED KROLL: Okay. So that’s what’s a higher number is baked into the $.68 to $.75 guidance.

BUDDY PISZEL: Yes.

JAY GELLERT: That’s right.

ED KROLL: Okay.

JAY GELLERT: And in addition the higher interest is baked in that Buddy spoke about.

ED KROLL: Got it. Thank you. And then finally, do you have any thoughts or comments on the whole insurance investigations, you know, either New York, California, Connecticut? Those three are under way. You do business in all those states. Any general comments you’d like to make on that?

JAY GELLERT: Well, contingency commissions are a very small part of our selling costs, in the range of a couple of percent. And so I think that we’re comfortable with the practices we’ve been involved in are well within industry standards, and that the process won’t lead to anything that would surprise anyone.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

ED KROLL: Okay. Very good. Thank you.

OPERATOR: Moving on, we’ll go to Scott Fidel with JP Morgan.

SCOTT FIDEL: Hi, thanks. Good morning. First question just had to do with just following up on the G&A and you gave some guidance for fourth quarter. Can you also just talk about how you think we should think about G&A for next year? Obviously looks like there’s going to be a few moving pieces where you’re going to get the cost savings from Health Net One — but probably going to have some enrollment attrition in the first half. So do you think as G&A as generally stable for next year, or do you think there’s still an opportunity to bring that down?

JAY GELLERT: We’re still reviewing it. It’s part of our ‘05 review, so it’s premature for us to comment.

SCOTT FIDEL: Okay. Just a second question in relation to the elections yesterday and thinking about your Medicare business. Obviously you’ve had a few different initiatives this year with stabilizing the commercial business and with the TRICARE conversion. But assuming that you do stabilize commercial next year, do you see an opportunity to focus on Medicare and see that as a growth area or just what are your general thoughts there?

JAY GELLERT: Yes. We see some opportunities. We’ve had a very positive experience with the Medicare PPO in Oregon. We have, I think, enrolled nearly 8,000 members just this year on a very profitable basis. And so we feel really good that we both have Medicare Advantage experience and now some real solid Medicare PPO experience, which we intend to take advantage of in the states we’re in, plus in some of the TRICARE states.

SCOTT FIDEL: Okay. And then just last question, just in terms of the negative PPD that you reported for this year. How does that break out between the California region and the Northeast? Is that still in both regions or was it primarily in one of the areas?

BUDDY PISZEL: It’s actually sprinkled across all of the regions and not concentrated in any of them, Scott.

SCOTT FIDEL: Okay. Thank you.

OPERATOR: Moving on, we’ll hear from William McKeever with UBS.

WILLIAM McKEEVER: My question was answered. But I did want to follow up on a couple of things. One, on the hospital side, you mentioned the cost trends there are in the teens. Could you break that out between utilization and unit cost?

JAY GELLERT: Probably about 2 percent is utilization and the remainder is unit cost.

WILLIAM McKEEVER: Okay. And then you suspended the share buyback program. Any thoughts why and when share repurchase might begin again?

JAY GELLERT: Well, we’ve indicated we’ve suspended it for ‘04. We’ll reassess it in ‘05, but we don’t have any specific guidance at this time.

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

WILLIAM McKEEVER: Okay. Thank you.

OPERATOR: From Bear, Stearns we have John Rex.

JOHN REX: Good morning. Thank you. First, could you quantify for us the impact in the quarter from the Medicare risk adjuster payments received — talking, speaking in particular to the retroactive impact?

JAY GELLERT: There’s no retroactivity in the quarter.

JOHN REX: I guess — what was the total didn’t you receive beginning July 1 of payments that would have included amounts relating to earlier in the year?

JAY GELLERT: Yeah, I think we — those were accrued in Q2 because we knew what they were.

JOHN REX: Okay. So there was no —

JAY GELLERT: Yeah. So we have no extraordinary risk adjuster payments in Q3.

JOHN REX: Okay. Great. Also can you tell us what you’re modeling for your health plan MLR in 4Q, given your EPS guidance?

JAY GELLERT: Yes, we’re expecting 100 BPS of improvement over Q3.

JOHN REX: Great. Thank you.

OPERATOR: Moving on, we will hear from Ari Herman with Goldman Sachs. Mr. Herman, your line is open.

JAY GELLERT: Hello?

MATT BORSCH: Sorry. It’s Matt Borsch. I had a question on the claims inventory just to help us size it. Could you share with us the dollar value of your claims inventory now, what it was at the end of the second quarter, and maybe — if you could — year-end 2003?

JAY GELLERT: We don’t have this right here in front of us. So to give you the right information, let us get back to you on that.

MATT BORSCH: All right. Just so I understand, on the severance items, I was a little confused there. It sounded like there was one that you excluded from the $.67, and another equivalent amount that was included?

BUDDY PISZEL: Matt, the way it is, we break out on the face of the P&L severance related to the actions that we started in the second quarter.

MATT BORSCH: Okay.

BUDDY PISZEL: Now, separate that we do have severance related to ongoing operations, Health Net One and the TRICARE transition. And they are in the P&L. So we did separate them.

MATT BORSCH: Were they about the same amount, then?

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004

BUDDY PISZEL: They are about the same amounts. One was — the amount in the P&L is $5.2 million. It’s split between G&A expenses and TRICARE expenses. And then the 5.9 is down below as a separate line item.

MATT BORSCH: Got it. Thank you. And then a couple other questions. Can you comment on your profitability of your Arizona operation and just tangentially it looked like the P&L was down somewhat in the first half of the year. And I’m wondering how you did in the third quarter.

JAY GELLERT: It was down somewhat in the first half of the year. And at this point, Arizona is break even to slightly profitable.

MATT BORSCH: Okay. Great. Last question here is in terms of large group accounts for 2005. We had heard that the New York State Nurses account in the Northeast might be moving to a self-insured basis with another carrier. Can you comment on that?

JAY GELLERT: I don’t believe it’s moving to a self-insured basis with another carrier.

MATT BORSCH: You’re retaining that account?

JAY GELLERT: Yes. I believe we’ve retained that account.

MATT BORSCH: Okay. Thank you.

OPERATOR: One final reminder, if you would like to ask a question, please press star one on your touch-tone telephone. And we do have a follow-up from Joseph France with Banc of America.

JOE FRANCE: Thank you. I just wanted to check the number you gave us for share repurchase. I think you said $77 million, and it looks like you only repurchased 2.1 and change million shares. Which is like $35 a share. Did I have the share count wrong?

BUDDY PISZEL: Why don’t we come back to you, Joseph. I took that number off the top of my head. That’s dangerous, being that I’ve been here so new. Let me get back. It will be disclosed fully in the Q.

JOSEPH FRANCE: That’s great. Thanks a lot.

JAY GELLERT: We didn’t overpay.

OPERATOR: And it appears there are no further questions at this time. Mr. Olson, I would like to turn the conference back over to you for any closing remarks.

DAVID OLSON: Thank you. We look forward to seeing all of you next Thursday at the Millennium Hotel at our annual investor day. If you don’t have the details or you haven’t checked in, please call my office at 818-676-6978. We look forward to seeing all of you then. Thanks.

OPERATOR: That does conclude today’s teleconference. We thank you for your participation and have a great day.

[END]

Health Net, Inc.

Q3 2004 Earnings Conference Call

November 4, 2004